UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 2, 2015

Date of Report

(Date of earliest event reported)

SUGARMADE, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-23446	94-3008888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1536 Newell Ave., Walnut Creek, CA 94596

(Address of Principal Executive Offices)

(888) 747-6233
(Registrant’s Telephone Number, including area code)

167 N. Sunset Ave. City of Industry, CA. 91744
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2014, The Sugarmade, Inc. (the “Company”) Board of Directors (the “Board”) elected Mr. Er Wang as Audit Committee Chair, to serve until his successor is duly elected and qualified. Mr. Wang will serve as the sole member of the Audit Committee until additional qualified Directors can be nominated and ratified for service on the Board and/or Audit Committee.

The purpose of the Audit Committee of Sugarmade, Inc. (the “Company”) is to represent and assist the Board of Directors (the “Board”) in its oversight of 1) integrity of the financial reporting of the Company, 2) the independence, qualifications and performance of the Company’s external independent auditor and the performance of the internal auditors and 3) the Company’s compliance with legal and regulatory requirements.

The basic purpose and responsibility of the Audit Committee shall be to advise and assist this Board in fulfilling its responsibilities for this Company and its subsidiaries and affiliates in connection with monitoring the integrity of this Company’s financial statements, financial and accounting practices, internal controls, performance of external and internal auditors, independence and qualification of the independent auditors, business ethics, and compliance with legal and regulatory requirements. The Audit Committee shall oversee these areas for this Company and all of its controlled subsidiaries and affiliates, and, to the extent practicable, for any of this Company’s subsidiaries and affiliates that it does not control.

Mr. Wang is qualified for service on the Audit Committee by way of his diverse background across management consulting at a Big 4 accounting and audit firm, corporate finance at a major movie studio, and as a co-founder at a loyalty rewards startup. Mr. Wang graduated from the University of California Irvine with a Bachelor of Arts in Business Economics.

Item 5.03. Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 31, 2014, the Board approved the adoption of a new Audit Committee Charter. The Charter is attached as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

99.1	Action by Unanimous Written Consent by the Board of Directors dated December 31, 2014

99.2	Audit Committee Charter dated December 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: January 2, 2015	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer